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                                                                       EXHIBIT 8


                                                                   June 10, 1997
Central Fidelity Capital Trust I,
  c/o Central Fidelity Banks, Inc.,
    1021 East Cary Street,
      P. O. Box 27602,
        Richmond, Virginia 23261.

Ladies and Gentlemen:

     As special tax counsel to Central Fidelity Capital Trust I (the "Issuer Trust") and Central Fidelity Banks, Inc., a Virginia corporation, in connection with the exchange offer by the Issuer Trust of $100,000,000 of its Floating Rate Capital Trust Pass-through Securities, Series A (the "Securities") pursuant to the Prospectus forming a part of the Registration Statement to which this opinion is filed as an exhibit (the "Prospectus"), and assuming the operative documents for the Securities described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Prospectus and the reference to us under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus. By giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ Sullivan & Cromwell